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                                                                    Exhibit 10.5

                             Summary Description of
                             Equistar Chemicals, LP
                            Long-Term Incentive Plan

     In 1998 Equistar offered a performance driven long-term incentive plan, or LTIP, to selected key employees. The LTIP is an integrated current and deferred bonus system. Awards are based on whether Equistar reaches its performance and financial goals in critical areas, primarily economic value added and the achievement of synergies. Economic value added measures Equistar's cash flow performance in excess of a capital charge which is calculated by multiplying the capital invested in Equistar by Equistar's weighted average cost of capital. Synergies include both one-time and ongoing potential savings from operating the businesses contributed to Equistar by Lyondell, Millennium and Occidental together. Synergy targets include

     . aligning and optimizing processing units for improved processing time and increased capacity capability

     .    maximizing the value of raw material and olefins co-products

     .    lowering distribution costs

     .    reducing the cost of raw materials and other purchasing costs

     . reducing the amount of staffing services required by each contributed business.

     The partnership governance committee has discretion to make awards based on its assessment of Equistar's operating performance in the preceding year, primarily in the areas of synergy attainment and economic value added.

     Equistar currently assigns each LTIP participant a target award percentage for the year based on that participant's position and any other factors Equistar deems appropriate. Each LTIP participant's award for the year is determined by multiplying his/her target award percentage by an award multiple determined by the partnership governance committee, the product of which is multiplied by his/her base pay. The award multiple for 1998 was based on the achievement of a four-year rolling average economic value added of $160 million, and the achievement of net synergies of $50 million.

     Awards will generally be paid only to LTIP participants who are actually employed at year-end. Those LTIP participants whose employment terminates due to death, disability or retirement before the end of the year will be paid a pro rata portion of their award based on the number of full months completed while actively employed. All other participants terminated with or without cause are subject to forfeiture of their award. LTIP participants hired after the first of the year are eligible to receive a pro rata award based on the number of full months completed during the year.

     Awards consist of a combination of annual or current cash and deferred cash compensation. The relative percentages of current cash and deferred cash components are currently based on the LTIP participant's salary range. The percentage of deferred cash compensation as compared with current cash compensation increases as the LTIP participant's salary increases. The deferred cash portion of the award is paid out over three consecutive years, one-third each year, beginning approximately one year from the payment of the related annual cash component. In 1998, the payout amounts for the deferred compensation component could be adjusted upward with no cap or downward, caped at 20%, based on Equistar's ongoing results with respect to synergies, over that three-year period. Awards could be adjusted one percentage point for every percentage point of synergy gained or lost during the award period.
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     The following table details the 1998 target award percentage of a participants' salary, and the percentage of the awards granted to be paid as an annual cash component and long-term component of the bonus award.

   Market Reference          Target   Annual Cash   Long-Term
----------------------     -----------------------------------
 $ 185,000    $225,000     90%        35%              55%
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 $ 175,000    $184,999     80%        35%              45%
--------------------------------------------------------------
 $ 165,000    $174,999     75%        35%              40%
--------------------------------------------------------------
 $ 155,000    $164,999     70%        35%              35%
--------------------------------------------------------------
 $ 145,000    $154,999     60%        30%              30%
--------------------------------------------------------------
 $ 135,000    $144,999     50%        30%              20%
--------------------------------------------------------------
 $ 125,000    $134,999     45%        30%              15%
--------------------------------------------------------------
 $ 115,000    $124,999     40%        25%              15%
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 $ 100,000    $114,999     35%        25%              10%
--------------------------------------------------------------